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                                                                EXHIBIT 10.10(e)
                                  AGREEMENT


   THIS AGREEMENT is made by and between Chambers Development Company, Inc., a Delaware corporation, with its principal place of business at 10700 Frankstown Road, Pittsburgh, Pennsylvania, and LAWRENCE J. YATCH, an individual residing at 1463 Greystone Drive, Pittsburgh, PA 15206 (hereinafter the "Executive").

   WHEREAS, the Executive is a valued employee of the Company whose services are critical to the successful realization of the Company's current corporate goals and objectives; and

   WHEREAS, the Company has determined that its interests would best be served by providing an incentive for the Executive to remain in employment with the Company and to discharge his responsibilities in the best interests of the Company; and

   WHEREAS, the Company has entered into an agreement with the Executive on February 3, 1993 providing for certain conditions of employment (the "Original Agreement"); and

   WHEREAS, under the Original Agreement, the Company had the option to extend the term of that agreement; and

   WHEREAS, the Company desires, by the entering into of this Agreement and in lieu of extending the term of the Original Agreement, that as of February 3, 1995, the terms and conditions in this Agreement shall replace those which were contained in the Original Agreement; and

   WHEREAS, it is the intention of the parties that this Agreement shall take effect following the termination of the Original Agreement.

   NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the Company and the Executive agree as follows:

   1.  Employment and Term

  The Company shall employ the Executive and the Executive shall serve the Company for a period ending on February 3, 1996. The Company shall have the right to terminate this Agreement at any time by written notice to the Executive, provided that the Company satisfies its obligations to the Executive





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as described in Paragraph 2 below.  Commencing on February 3, 1995 and each anniversary thereafter, the term of this Agreement shall automatically be extended for one (1) additional year so that the term of this Agreement shall continue for a period of Two (2) years from each such anniversary unless the Company shall have given written notice to the Executive that it does not wish to extend further the term of this Agreement. There shall be no limit to the number of permitted extensions to this Agreement, but the Executive acknowledges that the Company has no obligation to extend this Agreement beyond its initial expiration of February 3, 1996 or thereafter. The Executive also acknowledges that under no circumstances shall he be entitled to cumulative benefits under both of the Original Agreement and this Agreement, but rather that the provisions of the Original Agreement shall govern the relationship between the Company and the Employee through February 2, 1995, and the provisions of this Agreement shall govern such relationship commencing on February 3, 1995.

    2. Termination of Employment and Severance Benefits if There Has Been No Change of Control.

    If no Change of Control has occurred and (i) the Executive's employment with the Company is involuntarily terminated by the Company during the term of this Agreement for any reason other than for Just Cause, death or retirement, or (ii) the Executive's employment with the Company is terminated by the Executive for Good Reason (other than under Paragraph (1) of the definition of Good Reason), the Executive shall be entitled to each of the following:

    (a) A severance payment (which shall be paid to the Executive immediately upon his eligible termination of employment) equal to the sum of:

    (1) Two (2) times his annual rate of base salary as of the date of his termination of employment with the Company (but not less than Two (2) times his annual rate of base salary as of the Effective Date); plus

    (2) Two (2) times the average cash bonuses received by the Executive under the Company's Management Incentive Compensation Plan (or successor thereto) for the last three (3) calendar years of his employment with the Company; plus

    (3)  Any amount forfeited by the Executive under the Company's
Profit Sharing Plan (or any successor or comparable plan thereto) as a result of such termination; minus





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    (4) The total amount of any separation or severance pay of any type paid by the Company in cash to the Executive under any plan, program, practice or arrangement of the Company (other than under this Agreement) or under any other agreement between the Executive and the Company.

    (b) Continued coverage for the Executive (and his family as to health plans) after such termination of employment, at no direct cost to the Executive other than the normal employee's contribution under the Company's plans, under the Company's life insurance, long-term disability and health plans (including any dental and vision plans) for the Company's salaried employees as in effect on the date of such termination of employment (or as they may be amended from time to time by the Company for all such salaried employees) for the period ending two (2) years following such termination; provided, however, that in lieu of such continued coverage, the Company, in its sole discretion, may make a lump sum cash payment to the Executive, immediately upon eligible termination of employment, which is equal to the value of such coverage for the two (2) year period following such termination.

    (c) Outplacement counseling, at no direct cost to the Executive, with a party mutually agreeable to the Executive and the Company, to begin within one (1) month from the date of such termination of employment and continue for a period of eighteen (18) consecutive months.

    (d) Notwithstanding any provision in any document or agreement relating to stock options and stock appreciation rights, any stock options and stock appreciation rights granted to the Executive under any stock option plan of the Company shall be fully vested and immediately exercisable in accordance with the otherwise applicable terms of such stock option plan immediately upon the Executive's eligible termination of employment and shall remain fully exercisable for the remainder of the particular option term, and such vesting shall not be deemed to constitute severance or separation pay.

    3. Termination of Employment and Severance Benefits Following A Change of Control.

    (A) If, following a Change of Control, (i) the Executive's employment with the Company is involuntarily terminated by the Company during the term of this Agreement for any reason other than for Just Cause, death or retirement, or (ii) the Executive's employment with the Company is terminated by the Employee for Good Reason, the Executive shall be entitled to each of the following:





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    (a)  A severance payment (which shall be paid to the Executive immediately upon his eligible termination of employment) equal to the sum of:

    (1) 2.99 times his annual rate of base salary as of the date of his termination of employment with the Company (but not less than 2.99 times his annual rate of base salary as of the Effective Date); plus

    (2) 2.99 times the maximum cash bonus as defined by the Executive's participation level under the Company's Management Inventive Compensation Plan (or successor thereto) computed as if the highest level of achievement of performance objectives by the Executive, his function and the Company had been attained; plus

    (3) Any amount forfeited by the Executive under the Company's Profit Sharing Plan (or any successor or comparable plan thereto) as a result of such termination; minus

    (4) The total amount of any separation or severance pay of any type paid by the Company in cash to the Executive under any plan, program, practice or arrangement of the Company (other than under this Agreement) or under any other agreement between the Executive and the Company.

    (b) Continued coverage for the Executive (and his family as to health plans) after such termination of employment, at no direct cost to the Executive, under the Company's life insurance, long-term disability and health plans (including any dental and vision plans) for the Company's salaried employees as in effect on the date of such termination of employment (or as they may be amended from time to time by the Company for all such salaried employees) for the period ending three (3) years following such termination; provided, however, that in lieu of such continued coverage, the Company, in its sole discretion, may make a lump sum cash payment to the Executive, immediately upon eligible termination of employment, which is equal to the value of such coverage for the three (3) year period following such termination.

    (c) Outplacement counseling, at no direct cost to the Executive, with a party mutually agreeable to the Executive and the Company, to begin within one (1) month from the date of such termination of employment and continue for a period of eighteen (18) consecutive months.

    (d) Notwithstanding any provision in any document or agreement relating to stock options and stock appreciation rights, any stock options and





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stock appreciation rights granted to the Executive under any stock option plan of the Company shall be fully vested and immediately exercisable in accordance with the otherwise applicable terms of such stock option plan immediately upon the Executive's eligible termination of employment and shall remain fully exercisable for the remainder of the particular option term, and such vesting shall not be deemed to constitute severance or separation pay.

     (B) If, following a Change of Control, the Executive terminates his employment with the Company for any reason during the sixty (60) day period beginning on the first anniversary of the Change of Control, the Executive shall be entitled to each of the following:

     (a) A severance payment (which shall be paid to the Executive immediately upon his eligible termination of employment) equal to the sum of:

     (1) Two (2) times his annual rate of base salary as of the date of his termination of employment with the Company (but not less than two
(2) times his annual rate of base salary as of the Effective Date); plus

     (2) Any amount forfeited by the Executive under the Company's Profit Sharing Plan (or any successor or comparable plan thereto) as a result of such termination; minus

     (3) The total amount of any separation or severance pay of any type paid by the Company in cash to the Executive under any plan, program, practice or arrangement of the Company (other than under this Agreement) or under any other agreement between the Executive and the Company.

     (b) Continued coverage for the Executive (and his family as to health plans) after such termination of employment, at no direct cost to the Executive, under the Company's life insurance, long-term disability and health plans (including any dental and vision plans) for the Company's salaried employees as in effect on the date of such termination of employment (or as they may be amended from time to time by the Company for all such salaried employees) for the period ending two (2) years following such termination; provided, however, that in lieu of such continued coverage, the Company, in its sole discretion, may make a lump sum cash payment to the Executive, immediately upon eligible termination of employment, which is equal to the value of such coverage for the two (2) year period following such termination.





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    (c)  Outplacement counseling, at no direct cost to the Executive, with a party mutually agreeable to the Executive and the Company, to begin within one (1) month from the date of such termination of employment and continue for a period of eighteen (18) consecutive months.

    (d) Notwithstanding any provision in any document or agreement relating to stock options and stock appreciation rights, any stock options and stock appreciation rights granted to the Executive under any stock option plan of the Company shall be fully vested and immediately exercisable in accordance with the otherwise applicable terms of such stock option plan immediately upon the Executive's eligible termination of employment and shall remain fully exercisable for the remainder of the particular option term, and such vesting shall not be deemed to constitute severance or separation pay.

    4.  Indebtedness to the Company

    Notwithstanding anything to the contrary, if the Executive is indebted to the Company at the time an amount is payable to the Executive under this Agreement, said amount shall first be applied to satisfy said indebtedness to the Company, and any balance remaining after satisfaction of said indebtedness shall be paid to the Executive pursuant to the applicable provisions of this Agreement.

    5.  Tax Gross Up.

    (a)(i) In the event that the Executive becomes entitled to payments in connection with a Change in Control or his termination of employment after a Change in Control (the "Payments"), then if any of the Payments will be subject to the tax imposed by Section 4999 of the Internal Revenue Code ("IRC") (the "Excise Tax"), (or any similar tax that may hereafter be imposed) the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by him, after deduction of any Excise Tax on the Payments and any Excise Tax upon the payment provided for by this paragraph, shall be equal to the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(a) any other payments or benefits received or to be received by Executive in connection with a change of control or his termination of employment shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the IRC, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors, and acceptable





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to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the IRC in excess of the base amount within the meaning of Section 280G(b)(3) of the IRC, or are otherwise not subject to the Excise Tax, (b) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit, which amounts shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the IRC.

    (ii) A Gross-Up Payment shall be made not later than the fifth day following the date the Executive becomes subject to payment of excise tax; provided, however, that if the amounts of such payment cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the IRC) as soon as the amount can be determined but no later than the thirtieth day after the date the Executive becomes subject to the payment of excise tax. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the IRC).

    (b) The Company agrees to calculate the amount of Gross-Up Payment payable on behalf of the Executive to the Internal Revenue Service in good faith and in accordance with a reasonable interpretation of the Code as to the amount of the excise tax which may be imposed on the Executive under Code
Section 4999 with respect to payments made by the Company, and the Executive agrees to accept such calculation. The Company shall provide the Executive with notice of the amount of Gross-Up Payment to be made hereunder, which payments shall be made in a timely manner by the Company. Notwithstanding any other provision hereof, the Company agrees to indemnify and hold the Executive harmless from and in respect of any excise tax which may be imposed on the Executive under Code Section 4999, as well as any interest or penalties with respect to such excise taxes.





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    6.  Definitions

    (a) Change of Control shall mean the occurrence of any of the following:

    (1)  The acquisition by any "person" within the meaning of Section
13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (but excluding for this purpose a person who holds shares of the capital stock of the Company representing 25% or more of the aggregate voting power of the outstanding voting shares of the Company as of the Effective Date) of "beneficial ownership" within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty five (25%) percent or more of the aggregate voting power of the outstanding voting shares of the Company.

    (2) The individuals who, at the beginning of any period of two (2) consecutive calendar years, constitute the Board (the "Incumbent Board") cease for any reason during such two (2) year period to constitute at least a majority of the Board, provided that any person becoming a director during such two (2) year period whose election, or nomination or election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall for this purpose be considered as though such person were a member of the Incumbent Board.

    (3) The approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty (50%) percent of the aggregate voting power of the outstanding voting shares of the reorganized, merged or consolidated entity.

    (4) A sale, exchange or other disposition of all or substantially all of the Company's assets to a third party, or the liquidation or dissolution of the Company.

    (b) Company shall mean Chambers Development Company, Inc., and any successor thereto, direct or indirect, by merger, reorganization, consolidation, liquidation, purchase of securities, acquisition of assets or otherwise.

    (c)  Good Reason shall mean any of the following:





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    (1)  The duties, status or responsibilities of the Executive have been materially diminished from those he had on the Effective Date, or he has been assigned duties or responsibilities materially inconsistent with his duties and responsibilities with the Company prior to the Effective Date;

    (2) Any reduction in the Executive's base salary below the highest rate in effect at or after the Effective Date;

    (3) Any failure by the Company to continue the Executive's eligibility for participation in any bonus, stock option, restricted stock, or other incentive compensation or executive compensation or benefit plan, arrangement or program in which he is a participant immediately prior to the Effective Date on at least as favorable a basis as he was eligible to participate immediately prior to the Effective Date (or to provide comparable successor or substitute plans, arrangements or programs if amendment or termination of the same becomes necessary or advisable); provided, however, that the Company shall continue to have discretion in its awarding of incentive compensation to employees, and the failure to make an award of incentive compensation (as opposed to eligibility) to the Executive shall not constitute Good Reason.

    (4) Any failure by the Company to continue the Executive's participation in any pension plan or welfare plan within the meaning of Sections 3(3) and 3(2), respectively, of ERISA and any supplemental and/or excess plans thereto or any health insurance plan in which he is a participant immediately prior to the Effective Date on at least as favorable a basis as he was entitled to participate immediately prior to the Effective Date (or to provide comparable successor or substitute plans if amendment or termination of said plans becomes necessary or desirable);

    (5) Any failure by the Company to provide the Executive with the number of paid vacation days to which he is entitled under the Company's then current vacation policy, procedure or practice;

    (6) Any failure by the Company to obtain the express agreement of any successor of the Company (direct or indirect, by consolidation, liquidation, purchase of securities, acquisition of assets or otherwise) to assume and perform all obligations under this Agreement in the same manner and to the same extent that the Company would have been required to perform if no succession had taken place.





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    For purposes of this definition, an isolated, immaterial and inadvertent action not taken in bad faith by the Company in violation of Paragraph (1),
(2), (3), (4) or (5) of this definition that is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not be considered Good Reason for an Executive's termination of employment with the Company.

    (d) Just Cause shall mean, with respect to the Company's termination of the Executive's employment with the Company, if the termination results from the Executive's:

    (1) Willful and continued failure substantially to perform his usual duties or to work full time for the Company that is not remedied in a reasonable period of time after receipt of written notice from the Board of Directors of the Company;

    (2)  Willful engagement in conduct that is injurious to the Company;

    (3) Willful engagement in actions that result in, or are intended to result in, the personal enrichment of the Executive at the expense of the Company;

    (4) Embezzlement of funds of the Company or misappropriation of other property of the Company; or

    (5) Conviction of a felony.

    For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless such act or failure to act was not in good faith and was without reasonable belief that his action or failure to act was in the best interests of the Company, and no act or failure to act on the part of the Executive shall be considered "willful" if it is solely the result of his bad judgment or negligence.

    Any termination by the Company of the Executive's employment resulting from Just Cause shall only be effective upon the decision of both the Executive's supervisor and the Human Resources Committee of the Board of Directors of the Company, with the reasons for the termination being communicated to the Executive.





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    7.  Remedies

    The Executive's sole and exclusive remedy in the event of a breach of this Agreement by the Company shall be, and the Company's liability shall be limited to, damages equal to the payments and benefits required to be provided by the Company under this Agreement.

    8.  Arbitration

    Any dispute, controversy or claim arising out of or relating to this Agreement or to any breach or alleged breach thereof shall, upon the request of the Executive or the Company, be submitted to and settled by arbitration in the Commonwealth of Pennsylvania pursuant to the rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the Executive and the Company). An arbitration panel shall be selected, consisting of one arbitrator selected by the Company, one arbitrator selected by the Executive, and a third arbitrator selected by mutual agreement of the first two arbitrators. Any award rendered shall be final and conclusive upon the Executive and the Company, and a judgment may be entered in the highest court, state or federal, having jurisdiction. The expenses of arbitration shall be paid by the Company, and attorneys fees shall be addressed as provided in Paragraph 14.

    9.  Successors

    This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and estate, and the Company and its successors and assigns. The Company shall require any successor of the Company (direct or indirect, by consolidation, liquidation, purchase of securities, acquisition of assets, or otherwise) to expressly assume this Agreement and to perform all obligations hereunder in the same manner and to the same extent that the Company would have been required to perform if no succession had taken place.

    10.  Assignment

    (a) The Executive's rights and interest hereunder shall not be assignable (in law or equity) or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment, garnishment, levy, execution, or encumbrances of any kind, and any attempt to do so shall be void.





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    (b)  Any assignment of the Company's responsibilities and liability hereunder shall not relieve the Company of its responsibilities and liability hereunder.

    11.  No Funding

    The Executive's rights and interest hereunder shall be that of a general unsecured creditor of the Company, and he shall not have any preferred claims on, or any beneficial interest in, the assets of the Company.

    12.  Withholding

    All amounts payable hereunder shall be subject to withholding for taxes (federal, state, and local) to the extent required by applicable law.

    13.  Obligations Absolute

    The Company's obligation to make the payments and arrangements provided for in this Agreement and to otherwise perform its obligations under this Agreement shall be absolute and unconditional and, except as specifically provided in this Agreement, shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or any other person. Each and every payment made pursuant to this Agreement shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive, or from any other person entitled thereto, for any reason whatsoever. In no event shall the Executive be obligated to seek other employment or take any other action in mitigation of the amounts payable pursuant to any provisions of this Agreement.

    14.  Expenses

    The Company shall pay to the fullest extent permitted by law all legal and other fees and expenses that the Executive may reasonably incur in connection with any action or contest related to the enforcement, validity or interpretation of any provision of this Agreement, including actions brought by the Executive to establish entitlement to payments or benefits hereunder, in the event that the Executive prevails in whole or in part in the arbitration of the action. In the event the Executive does not prevail in whole or in part, then each party shall pay its own legal fees and expenses.





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    15.  Notices

    All notices hereunder shall be given in writing and delivered by hand or by registered or certified mail, or by overnight courier, and addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any notice by the Company to the Executive of a termination of employment for Just Cause, and any notice by the Executive to the Company of a termination of employment for Good Reason, shall include the specific provision of this Agreement relied upon for such termination, reasonable detail of the facts and circumstances claimed to provide for the termination of employment pursuant to those provision, and the date of termination of employment, which shall be no earlier than the date of receipt of such notice and no later than fifteen (15) days thereafter.

    16.  Other Rights, Plans and Agreements

    (a) This Agreement shall not affect the Executive's right to participate in and receive benefits under any plans, programs, arrangements, policies, procedures or practices of the Company and shall have no effect on any other agreement entered into by the Executive and the Company.

    (b) Neither this Agreement nor any action taken hereunder shall be construed as giving the Executive the right to be retained in the employment of the Company.

    17.  Severability and Waivers

    (a) Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

    (b) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision. Any waiver of any provision of this Agreement shall not be deemed to be a waiver of any other provision, and any waiver of default in any provision of this Agreement shall not be deemed to be a waiver of any later default.





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    18.  Entire Understanding, Amendment

    (a) This Agreement represents the entire understanding of the Executive and the Company with respect to the matters set forth herein, and supersedes any prior such agreements including, after February 2, 1995, the Original Agreement.

    (b) Termination, revocation, or amendment of this Agreement shall be made only in a writing executed by both the Executive and the Company.

    19.  Governing Law

    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.


    IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement in duplicate on this ___ day of ________________, 1993.



CHAMBERS DEVELOPMENT COMPANY, INC.            EXECUTIVE


By: /s/ John G. Rangos, Jr.                      /s/ Lawrence J. Yatch

Title:  Vice Chairman Administration
        and Technology - Secretary